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                                                                    EXHIBIT 4.13
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                         SPECIAL VOTING PREFERRED STOCK
                                       OF
                            BROOKS AUTOMATION, INC.
                        (PURSUANT TO SECTION 151 OF THE
                       DELAWARE GENERAL CORPORATION LAW)

     Brooks-PRI Automation, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following vote was taken by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a Special Meeting of the Board of Directors held on October 23, 2002:

     VOTED, that the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") authorize the creation of "Special Voting Preferred Stock" of the Corporation, par value $0.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

     Special Voting Preferred Stock:

1. DESIGNATION; NUMBER OF SHARES. The class of Preferred Stock known as "Special Voting Preferred Stock" shall consist of one (1) share.

2. VOTING. On all matters submitted to a vote of stockholders of the Corporation, the holder of the share of Special Voting Preferred Stock shall be entitled at any relevant date to the number of votes determined in accordance with a certain Supplement to Voting and Exchange Trust Agreement, originally dated as of March 2, 1999, as supplemented on May 14, 2002, by and among the Corporation, 1325949 Ontario, Inc., a corporation organized and existing under the laws of the Province of Ontario and a wholly owned subsidiary of the Corporation, Brooks-PRI Automation (Canada), Inc., a corporation organized and existing under the laws of Canada ("PRI Canada"), and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada. Except as required by law or by the Certificate of Incorporation of the Corporation, the holder of the share of Special Voting Preferred Stock and the holders of the Common Stock of the Corporation shall vote together as a single class in the election of directors and on all matters submitted to a vote of the stockholders of the Corporation. In the event that the Special Voting Preferred Stock is required by law or by the Certificate of Incorporation of the Corporation to vote separately as a class or series on a proposal, the holder of the share of Special Voting Preferred Stock shall in addition to voting separately as a class or series on such proposal, also be entitled to vote with the holders of the Corporation's Common Stock together as a single class.

3. DIVIDENDS. The holder of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends.

4. LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the share of Special Voting Preferred Stock shall be entitled to be paid out of the net assets of the Corporation available for distribution, before any distribution or payment is made upon any stock of the Corporation ranking on liquidation junior to the Special Voting Preferred Stock, an amount equal to $1.00, subject to equitable adjustment in the event of stock splits, stock dividends, combinations and the like involving the Special Voting Preferred Stock (the "Special Voting Preferred Stock Liquidation Payment"). Upon any such dissolution, liquidation or winding up of the affairs of the Corporation, after the holder of the share of Special Voting Preferred Stock shall have been paid the amount to which it shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Special Voting Preferred Stock. Whenever the distribution provided for in this paragraph shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. Written notice of such dissolution, liquidation or winding up of the affairs
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of the Corporation, stating a payment date, the amount of the Special Voting
Preferred Stock Liquidation Payment and the place where said Special Voting Preferred Stock Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less than 5 days prior to the payment date stated therein, to the holder of record of Special Voting Preferred Stock, such notice to be addressed to such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the Special Voting Preferred Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4.

5. REDEMPTION. (a) The share of Special Voting Preferred Stock shall be redeemed by the Corporation as described herein, at a price of $1.00, subject to equitable adjustment in the event of stock splits, stock dividends, combinations and the like involving the Special Voting Preferred Stock (the "Redemption Price"). Such redemption shall occur automatically and simultaneously, but only upon the issuance by the Corporation of its Common Stock or delivery by 1325949 Ontario Inc. of the Corporation's Common Stock for the last outstanding Exchangeable Share of PRI Canada ("Exchangeable Share") held by a person other than the Corporation or any of its subsidiaries.

(b) Promptly after the issuance by the Corporation of its Common Stock or delivery by 1325949 Ontario Inc. of the Corporation's Common Stock for the last outstanding Exchangeable Share held by a person other than the Corporation or any of its subsidiaries, the Corporation shall give written notice (the "Redemption Notice") by mail, postage prepaid, to the holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of the share of Special Voting Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the date on which the last outstanding Exchangeable Share held by a person other than the Corporation or any of its subsidiaries was acquired by the Corporation or any of its subsidiaries (the "Redemption Date") and the place and date (not to exceed days from the date such notice is given) where said Redemption Price shall be payable. The Redemption Notice shall be addressed to such holder at the address of the holder as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of the holder of the share of Special Voting Preferred Stock (including the right to vote as provided in paragraph 2 above) shall cease with respect to such share (except the right to receive the Redemption Price), and such share shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation does not have funds legally available for redemption of the share of Special Voting Preferred Stock on the Redemption Date, the share of Special Voting Preferred Stock shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when the Corporation has legally available funds for the redemption of such share of Special Voting Preferred Stock, such funds will be used to redeem such share.

     (c) The share of Special Voting Preferred Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Corporation in any manner whatsoever shall upon any such reacquisition by the Corporation be automatically restored to the status of an authorized but unissued share of Preferred Stock of the Corporation.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ellen B. Richstone, its Senior Vice President, Finance and Administration and Chief Financial Officer, as of the 14th day of May, 2002.



                                                  BROOKS-PRI AUTOMATION, INC.



                                                  --------------------------
                                                  By: Ellen B. Richstone
                                                  Title: Senior Vice President,
                                                  Finance and Administration and
                                                  Chief Financial Officer